Exhibit 10.4
FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (“Amendment”) is effective August 20, 2008, and serves to modify only those certain terms of the Employment Agreement (“Agreement”) dated and effective March 1, 2007 between Intervoice, Inc. (“Intervoice”) and                      (the “Executive”), as stated herein.
     1. Paragraph 7(e) of the Agreement is amended by restatement in its entirety to read as follows:
          Termination Without Cause.
     (i) If the Executive’s employment is terminated by Intervoice for any reason other than death, Inability to Perform, or Cause, and such termination constitutes a “separation from service” (as determined in accordance with Section 409A of the Code and the regulations and other guidance thereunder), Intervoice will continue to pay to the Executive, at the time and in the manner provided in Paragraph 7(e)(ii), the Executive’s Base Salary for 12 months from the Employment Termination Date if, within 45 days after the Employment Termination Date, the Executive has signed a general release agreement in a form acceptable to Intervoice and the Executive does not thereafter revoke such an agreement, if permitted by law to do so; provided, however, that Intervoice’s obligation under this Paragraph 7(e) is limited as follows:
          (A) If, in the reasonable judgment of Intervoice, the Executive engages in any conduct that violates Paragraph 8 or engages in any of the Restricted Activities described in Paragraph 9, Intervoice’s obligation to make payments to the Executive under this Paragraph 7(e), if any such obligation remains, shall end as of the date Intervoice so notifies the Executive in writing; and
          (B) If the Executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to any felony criminal offense or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with Intervoice or any of its Affiliates, or if the Board determines that the Executive has committed any act or omission that would have entitled Intervoice to terminate his employment for Cause, whether such act or omission was committed during his employment with Intervoice or any of its Affiliates or thereafter, (1) Intervoice’s obligation to make payments to the Executive under this Paragraph 7(e) shall immediately end, and (2) the Executive shall repay to Intervoice any amounts paid to him pursuant to this Paragraph 7(e) within 30 days after a written request to do so by Intervoice; and
          (C) Intervoice may delay any payment to the Executive under this Paragraph 7(e) if Intervoice reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the payment is made at the earliest date at which Intervoice reasonably anticipates that the making of the payment will not cause such violation and, provided further, that Intervoice treats all payments to similarly situated individuals on a reasonably consistent basis. For purposes of this subparagraph, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
     (ii) The Base Salary payments provided for under this Paragraph 7(e) shall be paid in equal installments at the time and in the manner such Base Salary would have been paid had there been no termination of employment, but in no event less frequently than monthly.
     2. Paragraph 7(f) of the Agreement is amended by restatement in its entirety to read as follows:
     Health Plan. If the Executive’s employment with Intervoice or any Affiliate of Intervoice ends on account of a termination by Intervoice for any reason other than death or for Cause and if the Executive signs, within 45 days after the Employment Termination Date, and does not revoke the general release agreement referred to in Paragraph 7(e)(i), the Executive will receive, in addition to any other payments due under this Agreement, the following benefit: if, at the time the Executive’s employment ends, the Executive participates in one or more health plans offered by Intervoice and the Executive is eligible for and elects to receive continued coverage under such plan(s) in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, Intervoice will reimburse the Executive monthly during the 12-month period following the Employment Termination Date or, if shorter, the period of such actual COBRA continuation coverage, the difference between the total amount of the monthly COBRA premiums actually paid by the Executive for such continued health plan benefits and the total monthly amount of the premiums charged to active senior executives of Intervoice for the same health plan coverage. Provided, however, that Intervoice’s reimbursement obligation under this Paragraph 7(f) shall terminate upon the earlier of (i) the expiration of the time period(s) described above, or (ii) the date the Executive becomes eligible for health coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which occurrence the Executive shall promptly report to Intervoice.
     3. Paragraph 7(h) of the Agreement is amended by restatement in its entirety to read as follows:
     Compliance with Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Intervoice in its sole judgment to be subject to Section 409A of the Code shall be paid in a manner that Intervoice in its sole judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations, or other guidance. If Intervoice determines that the Executive is a “specified employee” (as defined by Intervoice in accordance with Section 409A of the Code and the regulations and other guidance thereunder) on the date of the Executive’s “separation from service” (as determined in accordance with Section 409A of the Code and the regulations and other guidance thereunder), then, notwithstanding any provision of this Agreement to the contrary, no payment of compensation under this Agreement that is subject to Section 409A of the Code shall be made to the Executive during the period lasting six months from the date of the Executive’s separation from service unless Intervoice determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer adverse tax consequences pursuant to Section 409A of the Code and the regulations and other guidance thereunder. If any payment to the Executive is delayed pursuant to the foregoing sentence, such amount instead shall be paid on the earliest date that payment can be made to the Executive under Section 409A of the Code and the regulations and other guidance thereunder. For purposes of Section 409A of the Code, each payment or benefit due under this Agreement shall be considered a separate payment, and the Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.
     4. Paragraph 12 of the Agreement is amended to add the following sentence to the end thereof:
Any such reimbursement shall be made by Intervoice upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Intervoice (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive). The amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. This Paragraph 12 shall remain effective for Executive’s lifetime.

     5. Except and only as expressly provided herein, all provisions of the Agreement shall remain unchanged and continue in full force and effect, and are hereby ratified by the parties hereto.
     IN WITNESS WHEREOF, Intervoice has caused this Amendment to be executed on its behalf by its duly authorized officer, and the Executive has executed this Amendment, effective as of the date first set forth above.

INTERVOICE, INC.		EXECUTIVE

By:

Name:

Title:

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